                              TERM LOAN AGREEMENT
                                  dated as of
                                 July 31, 1995

                                    between


                               CEDAR GROUP, INC.


                                      and


                           BT COMMERCIAL CORPORATION

                               CEDAR GROUP, INC.

                              TERM LOAN AGREEMENT



            This Term Loan Agreement (this "Agreement") is dated as of July 31, 1995, and entered into by and among CEDAR GROUP, INC., a Delaware corporation (the "Borrower"), and BT Commercial Corporation, a Delaware corporation ("BTCC").

                               R E C I T A L S :

            WHEREAS, the Borrower has entered into an agreement (the "Acquisition Agreement") to acquire (the "Acquisition") all of the outstanding Capital Stock of Steen Contractors Limited, an Ontario corporation ("Steen"), 75% of which will be acquired (the "Initial Acquisition") on the Closing Date and the remainder of which will be acquired by the Borrower thereafter in accordance with the terms of the Acquisition Agreement;

            WHEREAS, the Borrower desires that the Lender make the Loan to the Borrower, the proceeds of which will be used to fund the Initial Acquisition;

            WHEREAS, the Lender desires that the Borrower secure its obligations owing to the Lender hereunder by granting to the Lender a valid, perfected, first priority security interest in all of the Initial Pledged Collateral;

            WHEREAS, the Lender desires that the Guarantor guarantee the obligations of the Borrower owing to the Lender hereunder;

            WHEREAS, the Lender is willing, upon the terms and conditions set forth herein (including the agreement to provide additional collateral as set forth herein), to make the Loan to the Borrower;

            WHEREAS, there is a letter between BTCC and the Borrower, dated June 27, 1995, with respect to a possible U.S. $25,000,000 senior revolving credit facility that may be made available to the Borrower and its Subsidiaries, subject to the terms and conditions of such letter (it being understood that there is no commitment or understanding with respect to the extension of any or all of such facility);

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the





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
Borrower and the Lender agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.01. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings: "Acquisition" has the meaning assigned to that term in the recitals hereto.

            "Acquisition Agreement" has the meaning assigned to that term in the recitals hereto.

            "Acquisition Document" means the Acquisition Agreement and all agreements, documents and instruments executed or delivered in connection with the Acquisition.

            "Affiliate," as applied to any Person, means any other Person or group of Persons acting in concert directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. No Lender and no Affiliate of any Lender shall be deemed an Affiliate of any Company.

            "Agreement" has the meaning assigned to that term in the first paragraph hereto.

            "Bankruptcy Law" means Title 11 of the United States Code, the Bankruptcy and Insolvency Act of Canada, the Companies' Creditors Arrangement Act of Canada, or any other bankruptcy, solvency, liquidation, receivership or similar statute or law of any United States or Canadian Federal, state, provincial or local jurisdiction, now or hereafter existing.

            "Borrower" has the meaning assigned to that term in the first paragraph of this Agreement.

            "BTCC" has the meaning assigned to that term in the first paragraph of this Agreement.

            "Business Day" shall mean any day on which commercial banks are open for business and are not required or authorized by law to close in New York City.





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
            "Capital Lease" means any lease of any property (whether real, personal or mixed) which is or should be capitalized on the balance sheet of the lessee in accordance with GAAP and Statement No. 13 of the Financial Accounting Standards Board.

            "Capital Stock" shall mean, with respect to any Person, any and all shares, partnership interests, participations, rights in or other equivalents (however designated) of such Person, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into the foregoing.

            "Capitalized Lease Obligation" means the amount of liability reflecting the aggregate discounted amount of future payments under all Capital Leases calculated in accordance with GAAP and Statement No. 13 of the Financial Accounting Standards Board.

            "Cash Equivalents" means marketable direct obligations issued or unconditionally guaranteed by the United States of America or Canada or issued by any agency thereof and backed by the full faith and credit of the United States of America or Canada, in each case maturing not later than the Maturity Date.

            "Closing Date" means July 31, 1995.

            "Code" means the Internal Revenue Code of 1986.

            "Collateral" means (i) the Initial Pledged Collateral and (ii) such other assets securing the Loan pursuant to Section 5.09.

            "Collateral Documents" means the Securities Pledge Agreement and each other instrument or document delivered by any Company to the Lenders in order to grant to the Lenders Liens on any Collateral or to perfect any such Liens.

            "Companies" means the Borrower and each of its Subsidiaries; and "Company" means any of them.

            "Contingent Liabilities" means contingent claims, obligations or liabilities of whatever nature or kind, including environmental and pension liabilities arising under United States federal or state or Canadian federal, provincial or territorial law, rule or regulation or imposed by any Governmental Authority (other than instruments required in the ordinary course of business of the Companies, such as but not limited to, bonding instruments, letters of credit or parental guarantees (but not relating to indebtedness for money borrowed) and not exceeding in the aggregate

U.S. $300,000,000).

            "Default" means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event was not cured or removed within any applicable grace or cure period.

            "Documents" means each of the Loan Documents and the Acquisition Documents.

            "Dominion" means Dominion Bridge, Inc., a Canadian corporation.

            "Event of Default" has the meaning assigned to that term in Article VI.

            "Exchange Act" means the Securities Exchange Act of 1934.

            "Federal Funds Rate" means on any one day the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers with respect to such day as published on the next succeeding day by the Federal Reserve Bank of New York; provided, however, that if such day is not a Business Day, the Federal Funds Rate shall be measured as of the immediately preceding Business Day.

            "Free Cash Balance" means the sum of U.S. Dollars, Canadian Dollars and Cash Equivalents of the Borrower that are not subject to any Liens and are held in an account of the Borrower at the Royal Bank of Canada (it being expressly understood that Free Cash Balance shall not include any U.S. Dollars, Canadian Dollars or Cash Equivalents of any of the Borrower's Subsidiaries).

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

            "Governmental Authority" means any United States or Canadian Federal, state, provincial, local or other court or governmental agency, authority, instrumentality or regulatory body.

            "Guarantee" means (i) any guarantee of the payment or





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
performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person, (a) to pay the Indebtedness of such obligor, (b) to purchase an obligation owed by such obligor, (c) to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such obligor, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or is referred to in a footnote thereto, and (iii) any liability as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership; provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any guarantee and the amount of Indebtedness resulting from such guarantee shall be the greater of (x) the amount which would have to be carried on the balance sheet of the guarantor in respect of such guarantee and (y) the amount which would have to be carried on the balance sheet of the Person whose obligations were guaranteed in respect of such obligations (but only to the extent of the amount guaranteed), in each case determined in accordance with GAAP.

            "Guarantee" means a guarantee of the Obligations by the Guarantor, substantially in the form of Exhibit C.

            "Guarantor" means Dominion.

            "Indebtedness," as applied to any Person, means, without duplication, (i) indebtedness for borrowed money owed by that Person, (ii) notes payable and drafts accepted, in each case representing extensions of credit to such Person, (iii) any obligation owed by that Person for all or any part of a deferred purchase price of property or services which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof (iv) Indebtedness evidenced by a note, or similar written instrument, or liabilities secured by any Lien existing on property owned or acquired by such Person or a Subsidiary thereof, whether or not the liability secured thereby shall have been assumed, (v) all Capitalized Lease Obligations,
(vi) all guarantees, (vii) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, (viii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (i.e., take-or-pay and similar obligations) and (ix) all obligations of such Person under interest rate agreements; provided, however, that Indebtedness shall not include trade payables, accrued expenses, accrued dividends and accrued income taxes, in each case arising in





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the ordinary course of business and payable and paid in accordance with customary practice.

            "Initial Acquisition" has the meaning assigned to that term in the first paragraph of this Agreement.

            "Initial Pledged Collateral" means (i) all of the Capital Stock of Dominion other than the UDIL Shares and (ii) all of the Capital Stock of Steen being acquired in the Initial Acquisition.

            "Interest Payment Date" means the last day of each month commencing with the month of August 1995.

            "Lenders" means BTCC and, in the event that BTCC assigns any part of the Loan to any other Person or Persons in accordance with Section 7.04, such other Person or Persons; and "Lender" means BTCC or, if there shall be more than one Lender, any one of the Lenders.

            "Lien" means any lien, mortgage, pledge, security interest, hypothecation, charge or encumbrance of any kind, whether or not arising by agreement or operation of law (including any construction lien, any conditional sale or other title retention agreement or lease in the nature thereof, any sale of receivables with recourse against the seller or any other Person except the account debtors and any agreement to give any security interest), or any subordination arrangement in respect of assets, including any agreement to give any of the foregoing.

            "Loan" has the meaning assigned to that term in Section 2.01(a).

            "Loan Documents" means this Agreement, each of the Notes, the Guarantee and each of the Collateral Documents.

            "Loan Parties" means the Borrower, the Guarantor and any Affiliate of any of them which is or becomes a party to a Loan Document; and "Loan Party" means any of them.

            "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System.

            "Material Adverse Effect" means (i) a material adverse effect on the condition (financial or other), business, results of operations, prospects, properties, assets or liabilities of either the Borrower or Dominion and its respective Subsidiaries, in each case, taken as a whole, (ii) an adverse effect on the rights or





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
remedies of the Lenders or the ability of any Loan Party to perform its obligations to the Lenders under any Loan Document to which it is, or will be, a party or (iii) an adverse effect on the ability of the Borrower to refinance the Loan at maturity.

            "Maturity Date" means October 31, 1995.

            "Note" means a promissory note of the Borrower issued pursuant to
Section 2.01(b) or Section 7.04(e) and in substantially the form of Exhibit A, as the same may be modified, endorsed or amended from time to time.

            "Obligations" means all obligations of every nature of each Loan Party from time to time owed to the Lenders or any of them under or in connection with the Loan.

            "Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chief executive officer or chief operating officer in such Person's official capacity and not individually; provided, however, that every Officer's Certificate with respect to the compliance with a condition precedent to the making of the Loan hereunder shall include (i) a statement that such officer has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of such officer, such Person has made or has caused to be made such examination or investigation as is reasonably necessary to enable such Person to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of such officer, such condition has been complied with.

            "Organizational Documents" means (i) the articles of incorporation of each Company that is a corporation, which for purposes of Section 3.01(d) shall be certified as of a recent date by the Secretary of State of the state of incorporation of such Company, (ii) the by-laws of each Company that is a corporation, which for purposes of Section 3.01(d) shall be certified as of a recent date by the corporate secretary or assistant secretary of such Company, and (iii) comparable organizational documents of each Company that is not a corporation.

            "Other Taxes" has the meaning assigned to that term in Section 2.05(a).

            "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other





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
organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "Prime Rate" means, at any time, the higher of:

            (a) the rate announced by Bankers Trust Company from time to time at its principal office as its prime lending rate (it being understood that the Prime Rate is not intended to be the lowest rate of interest determined by Bankers Trust Company in connection with extensions of credit); and

            (b)   the Federal Funds Rate then in effect plus 1/2 of 1%.

            "Register" has the meaning assigned to that term in Section 7.04(c).

            "Requisite Lenders" means one or more Lenders holding more than 50% of the outstanding Loan.

            "SEC" means the United States Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933.

            "Securities Pledge Agreement" means the securities pledge agreement relating to the Borrower's pledge of its entire equity interest in each of its Subsidiaries, in substantially the form of Exhibit B.

            "Steen" has the meaning assigned to that term in the recitals hereto.

            "Subsidiary" of any Person means any corporation or other entity of which such Person, directly or indirectly, shall at the time (a) own shares of any class or classes having power for the election of at least a majority of the members of the Board of Directors (or the governing body) of such corporation or other entity other than shares or other interests having such power only by reason of the happening of a contingency or (b) otherwise have the legal right to elect such a majority other than by reason of the happening of a contingency.

            "Taxes" has the meaning assigned to that term in Section 2.05(a).

            "UDIL" means United Dominion Industries Ltd.

            "UDIL Sale" means the sale of the UDIL Shares by UDIL





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to the Borrower for aggregate consideration of not more than Can. $2,000,000 in cash and 1,592,167 shares of common stock of the Borrower.

            "UDIL Shares" means the 9,552,000 shares of the Guarantor's Class A Preferred Stock owned by UDIL.

            "U.S. Dollars" or the sign "$" means the lawful money of the United States of America.

            "Wholly Owned Subsidiary" means any Subsidiary of which all of the outstanding voting securities (other than directors' qualifying or similar shares required to be held by applicable law, not in any event to exceed 5% of the total outstanding voting securities) are owned by the Borrower or any Wholly Owned Subsidiary of the Borrower.

            SECTION 1.02. Accounting Terms; Financial Statements. For the purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP. All computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP as utilized in the preparation of the audited financial statements of the Borrower for the fiscal year ended September 30, 1994 contained in the Borrower's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.

            SECTION 1.03. Other Definitional Provisions. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

            (b) Unless the context shall otherwise require, all references herein to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (iii) agreements and other contractual instruments include subsequent amendments, assignments, and other modifications thereto to the date hereof and thereafter, but in the case of any amendment, assignment or modification after the date hereof, only to the extent such amendments, assignments or other modifications thereto are not prohibited by their terms or the terms of any Loan Document, (iv) statutes and related regulations





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include any amendments of the same and any successor statutes and regulations and (v) time shall be deemed to be to New York City time.


                                   ARTICLE II

                                    THE LOAN

            SECTION 2.01. Amount of the Loan; Note. (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents, the Lender hereby agrees to lend (the "Loan") to the Borrower U.S. $5,000,000 (Five Million U.S. Dollars).

            (b) The Borrower's obligation to pay the principal of, and interest on, the Loan shall be evidenced by a Note, with appropriate insertions therein as to date and principal amount, payable to the order of the Lender. The Lender is hereby authorized by the Loan Parties to record the date and amount of each payment or prepayment of principal of the Loan on the schedule (and any continuations thereof) annexed to and constituting a part of the Note held by such Lender. No failure to so record or any error in so recording shall affect the obligation of the Borrower to repay the Loan, with interest thereon, as herein provided.

            (c) Disbursement of the Loan. On the Closing Date, the Lender will make the Loan available to the Borrower in immediately available funds in U.S. Dollars to an account specified by the Borrower.

            SECTION 2.02. Interest. (a) Interest Rate. The Borrower agrees to pay interest in respect of the unpaid principal amount of the Loan from and including the Closing Date to but not including the date repaid at the rate per annum equal to the sum of the Prime Rate in effect from time to time plus 2.0%.

            (b) Default Interest. If the Borrower shall default in the payment of the principal of, or interest on, the Loan or any other amount due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall, on demand by the Requisite Lenders from time to time, pay interest, to the full extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the Prime Rate in effect from time to time plus 4.0%.

            (c) Interest Payments. Interest on the Loan shall be payable in arrears on each Interest Payment Date, upon any





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prepayment of the Loan (to the extent accrued on the amount being prepaid) and when the Loan is due and payable (whether at maturity, by acceleration or otherwise).

            (d) Computation of Interest. Interest on the Loan shall be computed on the actual number of days elapsed over a year of 365 (366) days.

            SECTION 2.03. Fee. The Borrower agrees to pay to BTCC the fee set forth in the letter agreement dated of even date herewith between the Borrower and BTCC.

            SECTION 2.04. Repayments and Payments. (a) Voluntary Prepayments. The Borrower shall have the right to prepay the Loan in whole at any time or in part from time to time without premium or penalty. The Borrower shall give irrevocable notice to the Lenders of each proposed prepayment hereunder at least one Business Day prior to the date of the proposed prepayment. Such notice shall specify the proposed prepayment date (which shall be a Business
Day) and the principal amount of the proposed prepayment. No partial prepayment of the Loan pursuant to this Section 2.04(a) shall be in an amount less than $500,000 or in an amount which is not an integral multiple of $100,000. All prepayments pursuant to this Section 2.04(a) shall be applied pro rata among the Lenders.

            (b)  Repayments.  The Loan shall be repaid in full on the Maturity
Date.

            (c) Manner and Time of Payment. All payments of principal, interest and fees under the Loan Documents shall be made without defense, set-off or counterclaim and in U.S. Dollars in immediately available funds and delivered, not later than 12:00 noon on the date when due, to the accounts of the Lenders specified therefor. If payment is so received after such time, then for all purposes of this Agreement (including Section 2.02), such payment shall be deemed received on the next succeeding Business Day. Whenever any payment shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

            SECTION 2.05. Payment of Additional Amounts. (a) All payments made by any Loan Party under any Loan Document shall be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any United States, international or foreign taxing authorities, any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the overall net income of a Lender pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or applicable lending office of such Lender is located and all interest, penalties, additions to tax, expenses other than penalties or similar liabilities with respect thereto (collectively, "Taxes"). In addition, the Borrower shall pay any present or future stamp, documentary, excise, or similar taxes, charges or levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of this Agreement, any Note or the other Loan Documents (hereinafter referred to as "Other Taxes"). If any Taxes or Other Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and Other Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes or Other Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Lenders within 30 days after the date the payment of any Taxes or Other Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes or Other Taxes so levied or imposed and paid by such Lender.

            (b) Without prejudice to the provisions of Section 2.05(a), if any Lender is required by law to make any payment on account of any Tax on or in relation to any sum received or receivable hereunder by such Lender, or any Tax liability in respect of any such payment is imposed, levied or assessed against such Lender by any relevant taxation authority, the Borrower will, upon demand of such Lender, promptly indemnify such Lender against such Tax payment or liability.


                                  ARTICLE III

                             CONDITIONS TO THE LOAN

            The obligation of the Lender to make the Loan on the Closing Date is subject to the prior or concurrent satisfaction of each of the following conditions:

            SECTION 3.01. Officers' Certificates. The Lender shall have received an Officers' Certificate dated the Closing Date, in form and substance satisfactory to the Lender, stating that, each of the conditions set forth in Sections 3.03 (last sentence only), 3.05, 3.06, 3.07 and 3.08(a) are satisfied as of





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
the Closing Date.

            SECTION 3.02. Opinions of Counsel. The Lender shall have received opinions, in form and substance satisfactory to the Lender, addressed to the Lender and dated the Closing Date from (i) Smith, Lyons, Torrance, Stevenson & Mayer, Canadian counsel to the Loan Parties, substantially in the form of Exhibit D-1, and (ii) Clark, Ladner, Fortenbaugh & Young, U.S. counsel to the Loan Parties, substantially in the form of Exhibit D-2.

            SECTION 3.03. Organizational Documents, Etc. The Lender shall have received copies of (i) each Organizational Document of the Borrower, the Guarantor and Steen and (ii) each agreement entered into by any Loan Party, as of the Closing Date, governing the terms and relative rights of the Capital Stock, partnership interests or other equity interests of each such party and any such agreements entered into by partners or shareholders (as applicable) relating to each such party, certified as true and complete by an appropriate officer or Governmental Authority, and the provisions of each of the foregoing shall be satisfactory to the Lender. Each such Organizational Document shall be in full force and effect.

            SECTION 3.04. Corporate Proceedings. All corporate, partnership, legal and other proceedings in connection with the authorization, execution and delivery by the Loan Parties of the Loan Documents and the transactions to occur on the Closing Date shall be satisfactory in form and substance to the Lender. The Lender shall have received all information and copies of all certificates, documents and papers, including records of corporate, partnership and other proceedings and governmental approvals, if any, which the Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or partnership authorities or Governmental Authorities.

            SECTION 3.05. No Defaults. Before and after giving effect to the Loan and the Acquisition, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no default shall have occurred, and no event shall have occurred and no condition shall exist that with the lapse of time or notice or both would constitute a default, with respect to any indebtedness for money borrowed or any other material obligation of any Company.

            SECTION 3.06. Representations and Warranties. Before and after giving effect to the Loan and the Acquisition, all representations and warranties of each of the Loan Parties contained in the Loan Documents shall be true and correct.

            SECTION 3.07. No Injunction. There shall not exist any temporary or permanent judgment, order, injunction or other restraint issued or filed by a court of competent jurisdiction with respect to the making of the Loan or the consummation of the Acquisition.

            SECTION 3.08. Acquisition. (a) The Lender shall have received true and complete copies of all of the Acquisition Documents. Any amendment, modification, waiver or forbearance of any provision of any Acquisition Document shall be in form and substance satisfactory to the Lender.

            (b) The Acquisition shall occur simultaneously with, or immediately after, the funding of the Loan and on terms satisfactory to the Lender.

            SECTION 3.09. Delivery of Notes. The Borrower shall have delivered to the Lender a Note duly executed by the Borrower in accordance with
Section 2.01(b).

            SECTION 3.10. Guarantee. The Guarantor shall have duly executed and delivered the Guarantee.

            SECTION 3.11. Pledge of Stock. The Borrower shall have duly executed and delivered the Securities Pledge Agreement. The Borrower shall have delivered, in order to perfect the security interest of the Lender therein, all of the Initial Pledged Collateral; provided, however, that the shares of stock of Steen may be delivered immediately after the consummation of the Initial Acquisition in a manner satisfactory to the Lender.

            SECTION 3.12. Payment of Fees. All fees and reimbursable expenses due and payable to the Lender and its counsel pursuant to the Loan Documents and their respective commitment letters, fee letters and otherwise shall have been paid in full to each such Person.

                                   ARTICLE IV

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

            In order to induce the Lender to enter into this Agreement and the other Loan Documents and to make the Loan hereunder, the Borrower makes each of the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the making of any Loan (it being understood that, as used in this Article IV, Steen shall be deemed a Subsidiary of the Borrower).

            SECTION 4.01. Organizational Status. Each Company is a duly organized and validly existing corporation or limited liability company, as the case may be, under the laws of its jurisdiction of organization. Each Company has the organizational power and authority to own its respective property and assets and to transact the business in which it is engaged and presently proposes to engage. Each Company is in good standing in its jurisdiction of organization and is duly qualified or authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified or authorized except where the failure to be so qualified or authorized could not, singly or in the aggregate with all such other failures, reasonably be expected to have a Material Adverse Effect.

            SECTION 4.02. Organizational Power and Authority. Each Company has the organizational power and authority to execute, deliver and carry out the terms and provisions of each Document to which it is, or will be, a party and has taken all necessary organizational action to authorize the execution, delivery and performance of each such Document. This Agreement constitutes and each other Document (when executed and delivered by any Company) will constitute, the legal, valid and binding obligation of each such Company enforceable against such Company in accordance with its terms.

            SECTION 4.03. No Conflict. The execution, delivery and performance by any Company of any of the Documents to which it is, or will be, a party, compliance with the terms and provisions thereof and the consummation of the transactions contemplated therein (i) will not contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority, which contravention, singly or in the aggregate with all such other contraventions, could reasonably be expected to have a Material Adverse Effect, (ii) will not violate or otherwise result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Company pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which any Company is a party or by which the property or assets of any Company is bound or to which they may be subject, which violation, breach, default or imposition of Lien, singly or in the aggregate with all such other violations, breaches, defaults or impositions of Liens, could reasonably be expected to have a Material Adverse Effect and (iii) will not violate any provision of any Organizational Document.

            SECTION 4.04. Litigation. There is no action, suit or proceeding pending or, to the best knowledge of the Borrower, threatened with respect to any Company before any arbitrator, Governmental Authority or self-regulatory authority that, singly or in the aggregate with all other such actions, suits and proceedings, could reasonably be expected to have a Material Adverse Effect.

            SECTION 4.05. Margin Regulations. Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of any Loan hereunder will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

            SECTION 4.06. Government Regulation. No Company (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, (ii) is subject to regulation under the Federal Power Act or the Interstate Commerce Act, (iii) is subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than Federal and state securities laws or (iv) is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940.

            SECTION 4.07. True and Complete Disclosure. The information contained in the Documents and the annexes, schedules and other attachments thereto, when taken together with the Borrower's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and the Borrower's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1994 and March 31, 1995, is, and all other such information hereafter furnished, is and will be (as of their respective dates and the Closing Date), true and accurate in all material respects and not incomplete by omitting to state anything necessary to make such information not misleading at such time. There is nothing of which the Borrower is aware which has not been so disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. All statements of fact and representations concerning the present and anticipated business, operations, prospects, affairs and assets of each Company, the Documents and the transactions referred to therein are true and correct in all material respects, and all assumptions with respect thereto contained therein are reasonable in all material respects.

             SECTION 4.08. Acquisition Documents. (a) The Acquisition Documents constitute all material agreements and understandings of the parties thereto relating to the subject matter thereof. There has been no material breach or default of any provision of any Acquisition Document.

            (b) To the best of the Borrower's knowledge, all representations and warranties set forth in the Acquisition Documents by the parties thereto were true and correct in all material respects as of the time as of which such representations and warranties were made and are true and correct in all material respects on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date) as if such representations and warranties were made on and as of such date.

            SECTION 4.09. Consents. All necessary material governmental and third party approvals in connection with the Acquisition, the transactions contemplated by this Agreement and the other transactions contemplated by, or referred to in, the Documents have been or, prior to the time when required will have been, obtained and remain in effect. All applicable waiting periods have or, prior to the time when required, will have expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon or unduly hinders the consummation of the Acquisition or the other transactions contemplated hereby or by the Acquisition Documents.

            SECTION 4.10. Financial Condition; Financial Statements. (a) On and as of the Closing Date, after giving effect to all Indebtedness and other obligations to be Incurred by the Companies on such date, (i) no final judgments against any Company in actions for money damages with respect to pending or threatened litigation will have been rendered in an amount such that such Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), (ii) the sum of the assets, at a fair valuation, of the Borrower will exceed its debts, (iii) no Company will have incurred or intended to, or believe that it will, incur debts beyond its ability to pay such debts as such debts mature and (iv) the Borrower will have sufficient capital with which to conduct its business. For purposes of this
Section 4.12, "debt" means any liability on a claim, and "claim" means any (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

            (b) There has been delivered to each Lender a true and complete copy of each of the financial statements included in the reports referred to in
Section 4.07. All such financial statements (except pro forma financial statements) have been prepared in accordance with GAAP, except, in the case of unaudited financial statements, for the absence of footnote disclosures. All such financial statements present fairly the consolidated financial position, results of operations and cash flows of the Persons to whom they pertain as of each date or for each period to which they relate.

            (c) No Company has, as of the dates of the financial statements delivered hereunder, as of the date hereof or the Closing Date, any material Contingent Liability or liability for taxes, long-term lease or unusual forward or long-term commitment which is not reflected in such financial statements or the notes thereto.

            SECTION 4.11. Tax Returns and Payments. Each Company has filed all United States or Canadian federal, provincial or state income tax returns and reports and all other material tax returns and reports, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and by proper proceedings with adequate reserves maintained in respect thereof to the extent required by GAAP. Each Company has paid, or has provided adequate reserves in accordance with GAAP for the payment of, all federal, provincial, state, local and foreign income taxes and all other material taxes applicable to all prior fiscal years and for the current fiscal year to the date of this representation and warranty.

            SECTION 4.12. Compliance with Statutes, Etc. Each Company is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including those relating to pollution and environmental standards and controls, equal employment opportunity and employee safety) in respect of the conduct of its business and the ownership of its property other than those the non-compliance with which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            SECTION 4.13.  Properties.  Each Company has good and
valid title to all properties owned by it, including, on and after the Closing Date, all material property reflected in the consolidated balance sheets of the Companies delivered pursuant to Section 4.10 free and clear of all Liens, other than as permitted by Section 5.07(v).

            SECTION 4.14. Subsidiaries; Capital Stock. All of the direct and indirect Subsidiaries of the Borrower and the actual and percentage ownership interest of the Borrower therein, immediately after giving effect to the Initial Acquisition, are identified in Schedule 4.14. The Capital Stock of each Company is duly authorized, validly issued, fully paid and nonassessable and not subject to any Lien other than the Liens created by the Collateral Documents in favor of the Lenders. The authorized and outstanding Capital Stock of each Company is as set forth in Schedule 4.14. None of the Capital Stock of any Company is Margin Stock.

            SECTION 4.15. Security Interest. There has been created a valid, enforceable and duly perfected first priority security interest in and Lien for the benefit of the Lenders, in the Initial Pledged Collateral. No filings or recordings are required in order to perfect the security interests created under the Securities Pledge Agreement.

            SECTION 4.16. Contingent Liabilities. The Borrower and its Subsidiaries do not have any Contingent Liabilities.

            SECTION 4.17. Trade Accounts. Each Company has paid all trade accounts, including contractors and subcontractors, in the ordinary course of business, and there are no arrearages on any trade account of any Company other than those being contested in good faith, which not material to the Companies, singly or in the aggregate.


                                   ARTICLE V

                                   COVENANTS

            The Borrower covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until the Loan and the Notes, together with interest thereon and all other Obligations, are repaid in full:

            SECTION 5.01. Information Covenants. The Borrower will furnish to each Lender:

                          (a) Financial Statements. As soon as available to the management of the Borrower, and in any event within thirty (30) days of the end of each month, consolidated and consolidating balance sheets and income statements of the Borrower and its Subsidiaries for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such fiscal month.

                          (b) Compliance Certificate. At the time of the delivery of financial statements pursuant to
                                  Section 5.01(a), an Officers' Certificate, in form and substance satisfactory to the Requisite Lenders, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof.

                          (c) Notice of Default or Litigation. Promptly, and in any event within three (3) days after the Borrower obtains knowledge thereof, notice of (x) the occurrence of any event or the existence of any condition that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof (to the extent known) and what action the Borrower proposes to take with respect thereto and (y) any pending action, suit or proceeding that would, if in existence on the date hereof would result in the representations and warranties in Section
                                  4.04 being incorrect (if being made as of such date).

                          (d) Free Cash Balance Certificate. On the 15th day and on the last day of each month, an Officer's Certificate, in form and substance satisfactory to the Requisite Lenders, setting forth in reasonable detail the calculation of the Borrower's compliance with
                                  Section 5.08 on each day since delivery of the previous such certificate.

                          (e)     Other Information.  Promptly upon
                                  transmission thereof, copies of any public filings and registrations with, and public reports to, the SEC by any Company with respect to its securities (other than registration statements on Form S-8, filings under Section 16(a) of the Exchange Act and routine filings relating to employee benefit plans) and, to the extent not previously provided to the Lenders, copies of all financial statements, proxy statements, material notices and reports provided by any Company to its shareholders or debentureholders and, with reasonable promptness, such other information or documents (financial or otherwise) as the Requisite Lenders may reasonably request from time to time.

            SECTION 5.02. Books, Records and Inspections. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper records and books of account. The Borrower will, and will cause each of its Subsidiaries to, upon reasonable prior notice to the chief financial officer, controller or any other authorized officer of the Borrower, permit officers and designated representatives of the Lenders to visit and inspect any of the properties or assets of the Companies, and to examine the books of account of the Companies and discuss the affairs, finances and accounts of the Companies with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Lenders may desire.

            SECTION 5.03. Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including bonding insurance) with financially sound and reputable insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in effect at the date hereof with respect to its respective businesses. Notwithstanding the foregoing, each of the Loan Parties shall maintain such insurance as required pursuant to the Collateral Documents and shall otherwise comply with all provisions of the Collateral Documents relating to insurance.

            SECTION 5.04. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or, to the extent the Borrower or such Subsidiary, respectively, is liable therefor, upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or such Subsidiary; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings with adequate reserves maintained in respect thereof to the extent required by GAAP.

            SECTION 5.05. Compliance with Statutes, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities.

            SECTION 5.06. Use of Proceeds. The Borrower will use all proceeds of the Loan only to fund the Initial Acquisition.

            SECTION 5.07. Maintenance of Business. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, material corporate rights, corporate licenses, corporate franchises and authority. The Borrower will, and will cause each of its Subsidiaries to, use its respective best efforts to preserve intact its current business organization, keep its assets in serviceable condition, preserve the relationships with its customers, suppliers, contractors, subcontractors and others having business dealings with it and pay its trade accounts (including with contractors and subcontractors) in the ordinary course of business. Without limiting the generality of the foregoing, the Borrower will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

               (i) alter in a fundamental or substantial manner the character or scope of the business of the Borrower and its Subsidiaries taken as a whole from that conducted immediately prior to the Closing Date;

               (ii) sell, transfer or otherwise dispose, in a single transaction or series of related transactions, all or a substantial portion of the Borrower's consolidated assets, or enter into a transaction of consolidation or merger or other transactions outside the ordinary course of its business;

               (iii) acquire, sell, lease, encumber or dispose of any assets or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of assets in the ordinary course of business of the Borrower or such Subsidiary (other than in the UDIL Sale);

               (iv)               create, incur, assume or suffer to exist any

                                  Indebtedness other than (A) Indebtedness existing on the date hereof, (B) the Obligations and (C) additional Indebtedness not to exceed $500,000;

               (v) create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets (whether real or personal, tangible or intangible and whether now owned or hereafter acquired) other than (A) Liens existing on the date hereof and (B) Liens arising by operation of law;

               (vi) (A) declare or pay any dividend or make any distribution on shares of the Capital Stock of the Borrower or such Subsidiary to holders of such Capital Stock (other than the Borrower), (B) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Borrower or such Subsidiary (other than in the UDIL Sale), or any warrants, rights or options to acquire shares of any class of such Capital Stock, (C) make any principal payment on, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Borrower or such subsidiary, or (D) make any loan, advance or other extension of credit or capital contribution; purchase or acquire Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); or make any investments in any other Person;

               (vii) enter into, adopt or amend any employment or severance agreement or arrangement (other than such amendments as are required to comply with applicable law) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually (other than the grant of stock options in the ordinary course of business);

                 (viii) change its independent accountants, accounting periods or, except to the extent required by a change in GAAP, accounting methods, principles or practices;

                 (ix) sell, assign, transfer or license any intellectual property, except for licenses of intellectual property in the ordinary course of business of the Borrower or such Subsidiary;

                 (x) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement or any material permit;

                 (xi) make or commit to make any capital expenditure in excess of $500,000, singly or in the aggregate;

                 (xii) enter into any transaction with any of its Affiliates (including any of its subsidiaries), other than any transaction with any of its Subsidiaries that (a) is entered into in the ordinary course of business of the Borrower and (b) is not,
                                  singly or in the aggregate with       all
                                  such other transactions, material; or

                 (xiii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would result in any of the representations and warranties of the Borrower set forth in this Agreement becoming untrue in any material respect.

            SECTION 5.08. Free Cash Balance. The Borrower will at all times maintain a Free Cash Balance of at least $2,250,000 (determined daily but calculated on a rolling thirty day average).

            SECTION 5.09. Security Interests. (a) As soon as practicable after the Closing Date but in no event later than the date which is thirty (30) days after the Closing Date, the Borrower shall, and shall cause the Guarantor to, execute and deliver such collateral documents, in form and substance satisfactory to the

Requisite Lenders, as requested by the Requisite Lenders to grant to the Lenders a valid, perfected, first priority Lien on and security interest in all of the assets of the Guarantor.

            (b) The Borrower shall duly and punctually perform, and cause each of its Subsidiaries which is a Loan Party to duly and punctually perform, any and all acts and, at its expense, will promptly execute, and cause each of its Subsidiaries to promptly execute, any and all further instruments and documents and take such action as the Lenders deem necessary to obtain the full benefits of this Agreement and the Collateral Documents and of the rights and powers herein and therein granted (including the recording and filing of any Collateral Documents and any and all supplements and amendments thereto and instruments of conveyance, transfer, assignment or further assurance, financing statements and continuation statements under the applicable laws, rule or regulation, as may, in the reasonable judgment of the Lenders, be necessary or desirable in order to grant and/or maintain for the benefit of the Lenders a valid and perfected first priority Lien on the Collateral, subject to no other Liens (except as permitted by the Collateral Documents).

            (c) The Borrower shall undertake to deliver or cause to be delivered to the Lenders from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to the Lenders as the Lenders shall deem reasonably necessary or advisable to perfect or maintain the Liens for the benefit of the Lenders, including assets which are required to become Collateral after the Closing Date.

                                   ARTICLE VI

                               EVENTS OF DEFAULT

            Upon the occurrence of any of the following specified events (each, an "Event of Default"):

            SECTION 6.01. Payments. The Borrower shall (i) default in the payment when due of any principal of the Loan when due; or (ii) default in the payment when due of any interest on the Loan or any other amounts owing under any Loan Document; or

            SECTION 6.02. Representations, Etc. Any representation, warranty or statement made or deemed made by, or on behalf of, any Loan Party in any Loan Document or in any other Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

            SECTION 6.03. Covenants. The Borrower shall (a) default in the due performance or observance of any term, covenant or agreement contained in
Section 5.01(c)(x), 5.06(i), 5.07 or 5.08, or (b) default in the due performance or observance of any term, covenant or agreement (other than those referred to in Section 6.01 or 6.02 or clause (a) of this Section 6.03) contained in this Agreement and such default under this clause (b) shall continue unremedied for a period of at least 10 days after notice from the Requisite Lenders; or

            SECTION 6.04. Default Under Other Agreements. (a) Any Company shall (i) default in any payment with respect to any Indebtedness (other than the Loan) beyond the period of grace, if any, specifically provided in the instrument or agreement governing such Indebtedness or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness in excess of $1,000,000 referred to in clause (i) above in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity and such default or event or condition shall continue beyond the period of grace, if any, specifically provided in the instrument or agreement governing such Indebtedness (after giving effect to any consent or waiver obtained and then in effect thereunder); or (b) any such Indebtedness referred to in clause (a)(i) above shall, in accordance with its terms, be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or required prepayment prior to the stated maturity thereof; or

            SECTION 6.05. Bankruptcy, Etc. Any Company shall commence a voluntary case concerning itself under any Bankruptcy Law; or an involuntary case is commenced against any Company and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian is appointed for, or takes charge of, all or substantially all of the property of any Company; or any Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Company; or there is commenced against any Company any such proceeding which remains undismissed for a period of sixty (60) days; or any Company is adjudicated (by any court of competent jurisdiction) insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Company suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty
(60) days; or any Company makes a general assignment for the benefit of creditors; or any Company shall admit in writing its inability to pay its debts as they become due; or any corporate or other action is taken by any Company for the purpose of effecting any of the foregoing; or

            SECTION 6.06. Judgments. One or more judgments, attachments or decrees shall be entered against one or more Companies involving a liability of $1,000,000 or more and any such judgments, attachments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within ten
(10) days from the entry thereof; or

            SECTION 6.07. Change of Control. (a) Any Person or "group" of Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) either (1) is, becomes or announces an intention to become, by purchase, tender offer, exchange offer, open market purchases, privately negotiated purchases or otherwise, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire at the time of determination, whether such right is exercisable immediately or after the passage at the time of determination of 90 days or less), directly or indirectly, of voting stock of the Borrower having more than 15% of the total voting power of the outstanding voting stock of the Borrower or (2) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Borrower; provided, however, that for purposes of this Section 5.15(a), a Person shall not be deemed the beneficial owner of any securities in respect of which beneficial ownership by such Person arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation that is made pursuant to, and in accordance with applicable law for a shareholder meeting, or, if such Company is at the time required to file reports under
Section 13 or 15 of the Exchange Act, and is not then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act; or

            (b) Individuals who on the Closing Date constituted the Board of Directors of the Borrower shall cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

            SECTION 6.08. Material Adverse Effect. There shall have occurred or become known any event or condition which could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

            SECTION 6.09. Conflicting Agreements. Any Company shall enter into any contract, agreement, instrument or understanding that has the effect of restricting such Company from (x) Incurring or repaying Indebtedness, (y) granting Liens to any Person or (z) making distributions in respect of its Capital Stock (other than, in the case of Steen, agreements in effect on the date hereof); or

            SECTION 6.10. Guarantee. The Guarantee shall cease to be in full force and effect, or the Guarantor shall disavow its obligations under the Guarantee; or

            SECTION 6.11. Collateral Document Default. (a) Any Collateral Document (together with any other security documents delivered or to be delivered thereunder) after delivery thereof shall for any reason fail to create or cease to maintain a valid and duly perfected (assuming, in the case of Collateral the perfection of a security interest in which requires possession by the Lenders in New York State, that such Collateral is so possessed) security interest in and Lien upon any of the Collateral having the priority purported to be created thereby; or

            (b) Any of the Collateral shall become subject to any Lien other than a Lien expressly permitted under Section 5.07(vi), and such Lien shall not have been discharged or removed within 5 Business Days of its attaching to such Collateral;

            (c) Enforceability of the Lenders' security interest in any Collateral shall be contested by any Loan Party; or

             SECTION 6.12.  UDIL Sale.  On or prior to the date which is thirty
(30) days after the Closing Date, (i) the UDIL Sale shall not have been consummated on terms and conditions satisfactory to the Requisite Lenders or
(ii) the Lenders shall have received a letter from UDIL acknowledging that the
Lenders    have a first priority Lien on, and security interest in, all of the assets and property of Dominion;

            THEN (i) upon the occurrence of any Event of Default described in the foregoing Section 6.05 in respect of the Borrower, the unpaid principal amount of and accrued interest on the Loan and all Notes then outstanding to the Borrower shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and (ii) upon the occurrence and during the continuance of any other Event of Default, the Requisite Lenders, by written notice to the Borrower, may declare the Loan and all Notes then outstanding to the Borrower to be, and the same shall forthwith become, due and payable, together with accrued interest thereon and any other Obligations.


                                  ARTICLE VII

                                 MISCELLANEOUS

            SECTION 7.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, at the addresses set forth on the signature pages hereto or in the assignment agreement pursuant to which a Lender became a party hereto.

            All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given if mailed, telecopied or sent by overnight courier, when deposited in the mail, telecopied or delivered to the overnight courier and if delivered by hand, when received at the address specified pursuant to this Section 7.01.

            SECTION 7.02. Survival. All covenants, agreements, representations and warranties made by any of the Loan Parties in any Loan Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making of the Loan regardless of any investigation made by any of the Lenders or on their behalf, and shall continue in full force and effect as long as any obligation is outstanding and unpaid or the Commitments have not been terminated.

            SECTION 7.03. Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

            SECTION 7.04. Benefit; Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign or delegate any of its rights or obligations hereunder or any interest herein without the prior written consent of each Lender.

            (b) The Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement pursuant to an assignment agreement acceptable to the Lender. The assignment shall be deemed effective at the close of business on the date of acceptance and recordation in the Register pursuant to Section 7.04(c). Upon such effectiveness, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Section 7.05).

            (c) The Borrower shall maintain a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount of the Loan owing to each Lender pursuant to the terms hereof from time to time, which register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

            (d) If requested by the assignee Lender, the Borrower shall issue one or more new Notes to the assignee for the portion of the Loan being assigned.

            (e) Any Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement.

            (f) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; provided, however, that no such pledge shall release any Lender from its obligations hereunder or substitute such Federal Reserve Bank for such Lender as a party hereto.

            SECTION 7.05. Expenses; Indemnity. (a) The Borrower hereby agrees to pay all reasonable out-of-pocket expenses incurred by the Lenders in connection with entering into this Agreement and the other Loan Documents, with any amendments, modifications or waivers of the provisions hereof or thereof, or with the enforcement of any of its rights in connection with any Loan Document or in connection with the Loan made hereunder, including the fees and disbursements of United States and Canadian counsels to be Lenders, any local counsel and the allocated cost of internal counsel.

            (b) The Borrower agrees to indemnify each of the Lenders, each of their Affiliates and the directors, officers, employees and agents of each of the foregoing (each, an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee relating to or arising out of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of any of the transactions contemplated thereby,
(ii) any enforcement of any Lender's rights in connection with any Loan Document or in connection with the Loan, (iii) the proposed or actual use of the proceeds of the Loan or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "indemnified liabilities"); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

            (c) The provisions of this Section 7.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loan or the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Lender. All amounts due under this
Section 7.05 shall be payable on written demand therefor.

             SECTION 7.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without prior written notice (which notice is hereby waived by the Borrower), to recoup, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of the Borrower now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under such Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 7.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 7.07. Waivers; Amendment. (a) No failure or delay of any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Company in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

            (b) No Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of any Loan, or extend the maturity of or date for the payment of any principal or interest on any Loan, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) limit or release any Guarantee, without the prior written consent of each Lender, or (iii) amend or modify the provisions of this Section or the proviso of Section 7.04(a), or the definition of "Requisite Lenders", without the prior written consent of each Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 7.07 and any consent by any Lender pursuant to this
Section 7.07 shall bind any assignee of its rights and interests hereunder.

            SECTION 7.08.  Applicable Law.  THIS AGREEMENT AND THE

OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

            SECTION 7.09. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof (each, a "New York Court"), in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to any Loan Document against any other party hereto in the courts of any jurisdiction.

            (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) The Borrower hereby consents to the service of process out of any New York Court in any proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 7.01, such service to become effective 30 days after such mailing. The Borrower designates and appoints CT Corporation System, 1633 Broadway, New York, New York 10019 and such other persons as may irrevocably agree in writing to serve as its agent to receive on its behalf, service of all process in any proceedings in any court, such service being hereby acknowledged by the Borrower to be effective and binding in every respect. If any agent appointed by the Borrower refuses to receive and forward such service, the Borrower hereby agrees that service upon it by mail shall constitute sufficient service. Nothing in this Guarantee will affect the right of any Guaranteed Party to serve process in any other manner permitted by law.

            SECTION 7.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into the Loan Documents by, among other things, the mutual waivers and certification in this Section 7.10.

            SECTION 7.11. Entire Agreement; Benefit. This Agreement and the other Loan Documents constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents and such letter agreement. Nothing in any Loan Document, expressed or implied, is intended to confer upon any party other than the parties thereto (other than any other Indemnitee) any rights, remedies, obligations or liabilities under or by reason of the Loan Documents.

            SECTION 7.12. Severability. In the event any one or more of the provisions contained in any Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            SECTION 7.13. Language. The parties have agreed that this document and all related documents should be drafted in the English language.

            SECTION 7.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

            SECTION 7.15. Headings. Article and Section headings and the Tables of Contents, Exhibits and Schedules used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.



                                    CEDAR GROUP, INC.

                                    By: /s/ Michel L. Marengere
                                        Name: Michel L. Marengere
                                        Title: Chairman and C.E.O.

                                    Notice Address:

                                    CEDAR GROUP, INC.
                                    500 Notre Dame Street
                                    Lachine, Quebec
                                    H8S 2B2  Canada
                                    Attention:  Michel L. Marengere
                                    Telephone:  (514) 634-3551
                                    Telecopier: (514) 636-6247





                                    BT COMMERCIAL CORPORATION



                                    By: /s/ Rita Dagdelen-Keskinyan
                                        Name: Rita Dagdelen-Keskinyan
                                        Title: S.V.P.

                                    Notice Address:

                                    BT COMMERCIAL CORPORATION
                                    14 Wall Street, 3rd Floor
                                    New York, New York 10005
                                    Attention:  Bruce Addison
                                    Telephone:  (212) 618-3481
                                    Telecopier: (212) 618-2640






                                       39